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                                                                    EXHIBIT 99.1


Sunstone Receives Common Stock Tender Offer From SHP Acquisitions, LLC

          SAN CLEMENTE, Calif., April 5/PRNewswire/ -- Sunstone Hotel Investors, Inc. (NYSE: SSI) today acknowledged receipt of an offer by SHP Acquisition, LLC, formed by Robert A. Alter, certain management personnel of Sunstone Hotel Properties, Inc. and Westbrook Funds III to acquire all of the outstanding shares of common stock in a business combination for $9.50 to $10.00 per share in cash.

          Sunstone Hotel Properties, Inc. leases and operates each of the Company's 56 hotels and is owned by Robert A. Alter, the Chairman and CEO, and Charles L. Biederman, Vice Chairman and Executive Vice President of the Company. Westbrook Partners is a New York based real estate opportunity fund, which is a 9.6% shareholder in the Company, whose managing principal, Paul Kazilionis, is a director of the Company.

          The Company has formed a special committee of its Board of Directors to study the offer and consider the Company's alternatives. For further information, please contact Terry Crowley, Chief Operating Officer, at 949-369-4000.

          The Company is a leading self-administered real estate investment trust whose portfolio consists of 56 luxury, upscale and mid-price hotels with 10,086 rooms located primarily in the Pacific and Mountain regions of the western United States.